dunkin' brands

June 3, 2011

Paul Carbone

Dear Paul,

On behalf of Dunkin' Brands, Inc. ("Dunkin' Brands" or the "Company"), I am extremely pleased to confirm your new title of Senior Vice President, Chief Financial Officer, Dunkin Brands, reporting to Neil Moses, and your official participation as a member of the Dunkin' Brands Group, Inc. Leadership Team. The additional details of this opportunity are outlined below.

Cash Compensation

Base Salary

You will be paid $15,384.62 on a bi-weekly basis, less applicable payroll deductions and withholdings, in accordance with Dunkin' Brands' standard payroll practices for salaried employees. This equates to $400,000.00 on an annualized basis. This increase will take effect June 4, 2012.

Short-Term Incentive

You continue to be eligible to participate in the FY-2012 Dunkin' Brands Short-Term Incentive Plan (STI). Your annual incentive is now targeted at 50% of your base salary earnings. Your 2012 STI will be calculated based on your new annual salary and bonus target and will not be prorated based on the effective date of your new role. The actual percentage of your Award is discretionary and will be based on the terms of the STI Plan as they exist at any given time, which generally take into account Company performance and your individual job performance, including your ability to meet established goals and objectives. Your participation letter, as well as the Plan Document which governs the terms of the Plan, will be provided to you under separate cover.

Executive Perquisite Allowance

As a member of the Leadership Team, the $533.00 perquisite allowance you received as a Vice President will no longer be included as part of your compensation package.

Equity Compensation

Long-Term Incentive

Subject to approval by the Compensation Committee of the Board of Directors of Dunkin' Brands Group, Inc. ("Dunkin'") and any other necessary approvals, you will be granted an option to purchase 100,000 shares of Dunkin' common stock so long as you remain continuously employed through such grant date. This stock option award shall be subject to the terms of the applicable Dunkin' incentive compensation plan, the award agreement evidencing such grant of stock options and all other agreements referenced in such plan and award agreement. More details regarding this stock option grant will be provided upon confirmation of the grant by the Compensation Committee.

Other Compensation and Benefits

Your participation in all other current Dunkin' Brands compensation and benefits programs remains unchanged.

Period of Employment

Your employment with Dunkin' Brands will continue to be at will, meaning that this offer of employment does not constitute a contract of employment. If employed in your new position, you may elect to resign at any time and Dunkin' Brands may elect to terminate your employment at any time for any reason, with or without cause or advance notice. This at will employment relationship cannot be changed by any statement, promise, policy or course of conduct, except by a writing signed by you and an appropriate Company officer.

Entire Agreement

This offer of employment is contingent upon your execution of a non-compete, non-solicitation and confidentiality agreement.

This offer of employment contains all of the terms of your employment with Dunkin' Brands and supersedes any prior understandings, promises or agreements, whether oral or written, between you and Dunkin' Brands or anyone acting on its behalf. By signing this offer, you represent and warrant that your employment with Dunkin' Brands will not violate any agreements, obligations or understandings that you may have with any third party or prior employer.

We are pleased to offer you this position. To accept the terms above, please sign and date this letter and return it to me no later than June 8, 2012, otherwise this offer shall be considered null and void.

Sincerely,

Ginger Gregory
Senior Vice President and Chief Human Resources Officer

I ACCEPT THE ABOVE OFFER OF EMPLOYMENT

Paul Carbone

6/4/12
Date

cc: Neil Moses
Personnel File